FILED                                 AMENDMENT
IN THE
OFFICE OF                TO THE ARTICLES OF INCORPORATION OF
THE
SECRETRY OF                  ARMAS INTL. MFG. CO., INC.
STATE OF NEVADA
OCT. 23, 1998                        * * * * * *
No. C8059-86


                  Pursuant to the provisions of the Nevada Revised Statutes, ARMAS INTL. MFG. CO., INC., a Nevada corporation, adopts the following amendments to its Articles of Incorporation:
                  1. The undersigned hereby certifies that on the 23rd day of October, 1998, a Special Meeting of the Board of Directors of ARMAS INTL. MFG. CO., Inc. was duly held and convened in accordance with the Nevada Revised Statutes and at which time the following resolutions were unanimously adopted by the Board of Directors: BE IT RESOLVED: That the Secretary of the corporation is hereby authorized and directed to obtain the written consent of a majority of the outstanding stock of the corporation to convene a Special Meeting of Stockholders to be held on Friday, October 23, 1998, at 9:00 o'clock a.m., local time, pursuant to Nevada law for the following purposes:

To call a Special Stockholders Meeting to consider and vote upon a proposal to amend the Articles of Incorporation to:

         a.       Change the corporate name to:

                      INTER-LINK COMMUNICATIONS GROUP, INC.

         b. To increase the capital stock to 100,000,000 shares with a par value of $0.001 per share.




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



         c. To effect a reverse split of the common stock of the corporation on a basis of six (6) shares of the presently outstanding stock surrendered for one (1) share of the newly authorized common stock.

                  2. Pursuant to the provisions of the Nevada Revised Statutes, a majority of the stockholders holding 1,600,000 shares of the 3,000,000 shares outstanding of Armas Intl. Mfg. Co., Inc. gave their written consent that a Special Meeting of the Shareholders be held on Friday, October 23, 1998, at 10:00 o'clock a.m., and with regard thereto, the undersigned certify as follows:
                  a. The proposal to amend Article One which is set forth below was adopted by 1,600,000 shares. There were no shares voting against the proposal and no shares abstained from voting.
                  b. The proposal to amend Article Four of the Articles of Incorporation, which is set forth below, was adopted by 1,600,000 shares. There were no shares voting against the proposal and no shares abstained from voting.
         ARTICLE ONE.         [NAME]             The name of the corporation is:
         -----------
                              INTER-LINK COMMUNICATIONS GROUP, INC.

         ARTICLE FOUR.        [CAPITAL STOCK]         The corporation shall have
         -----------
authority to issue an aggregate of ONE HUNDRED MILLION (100,000,000) shares of Common Stock, Par Value $0.001 per share.



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           All common stock when issued shall be fully paid and  non-assessable.
No holder of shares of common stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.
           The corporation's common stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.
                  Holders of the corporation's Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.
                  c. The proposal to effect a reverse split of the common stock of the corporation on the basis of the surrender of six (6) shares of the presently outstanding stock for one (1) share of the newly authorized Common Stock was adopted by 1,600,000 shares. There were no shares voting against the proposal and no shares abstained from voting.
                  IN WITNESS WHEREOF, the undersigned being the President and Secretary of Armas Intl. Mfg. Co., Inc., a Nevada corporation, hereunto affix their signatures this 23 day of October, 1998.

                           ARMAS INTL. MFG. CO., INC.

                           By /s/ Alexander H. Walker, Jr.
                              -----------------------------
                              Alexander H. Walker, Jr.
                              President


                           By /s/ Amanda W. Cardinalli
                              -------------------------
                              Amanda W. Cardinalli
                              Secretary


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





STATE OF NEVADA                     )
                                    : ss.
COUNTY OF WASHOE                    )

                  On the 23rd day of October, 1998, before me, the undersigned, a Notary Public in and for the State of Nevada, personally appeared ALEXANDER H. WALKER, JR., President and AMANDA W. CARDINALLI, of ARMAS INTL. MFG. CO., INC., a Nevada corporation, known to me to be the persons described in and who executed the foregoing instrument, and who acknowledged to me that they executed the same freely and voluntarily, in behalf of and in their capacities as President and Secretary respectively of ARMAS INTL. MFG. CO., INC. for the uses and purposes therein mentioned.

                  IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.



                             /s/ Margaret A. Oliver
                             ----------------------
                             NOTARY PUBLIC
                             Residing in Reno, Nevada

My Commission Expires:
Oct. 10, 2002

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